[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT 10.20

MANUFACTURING AGREEMENT

THIS MANUFACTURING AGREEMENT (“Agreement”) is made on 23 October, 2014 (“Effective Date”) by and between:

(1)	EVERSPIN TECHNOLOGIES, INC., with its principal place of business at 1347 N. Alma School Road, Suite 220 Chandler, AZ, USA 85224 (“Customer” or “Everspin”); and

(2)	GLOBALFOUNDRIES SINGAPORE PTE. LTD. with its principal place of business at 60 Woodlands Industrial Park D, Street 2, Singapore 738406 (“GLOBALFOUNDRIES”)

(individually a “Party” and collectively the “Parties”).

1.	DEFINITIONS

1.1.	“Acceptance Criteria” means the criteria specified in GLOBALFOUNDRIES’ prevailing Etest Corporate Specification (specification EX-009) and prevailing Outgoing Wafer Inspection Procedure (specification QX-050) for a Product, except to the extent otherwise agreed in writing between GLOBALFOUNDRIES and Customer.

1.2.	“Affiliate” means any entity which now or hereinafter, directly or indirectly, Controls, is Controlled by, or is under common Control with a Party. An entity has “Control” if it possesses more than fifty percent (50%) of the (i) outstanding shares or securities representing the right to vote for the entity’s managing authority or (ii) ownership interest representing the right to (a) make decisions for such entity or (b) vote for, designate, or otherwise select members of the highest governing or decision making, managing or authority body of such entity. An entity is considered to be an Affiliate so long as such ownership or Control exists. In the case of GLOBALFOUNDRIES, the term “Affiliate” shall include Silicon Manufacturing Partners Pte Ltd.

1.3.	“Business Day” means any day except Saturdays, Sundays and public holidays in the United States or Singapore.

1.4.	“Etest Corporate Specification” means GLOBALFOUNDRIES’ specification and procedure for testing scribe line test sites.

1.5.	“Exclusivity Period” means the definition and time period as defined in the JDA.

1.6.	“Infringement Claim(s)” means any claim(s), complaint(s) or demand(s) arising from or in connection with any actual or claimed infringement or misappropriation of any patent, trademark, service mark, copyright or any other third party intellectual property right.

1.7.	“Joint Development Agreement” or “JDA” means the STT-MRAM Joint Development Agreement between the Parties with an effective date of October 17, 2014, for (a) the technology transfer of Customer’s 200mm STT-MRAM technology to the GLOBALFOUNDRIES’ 300mm platform, and (b) the joint technology development of 40nm and 28nm STT-MRAM technologies.

1.8.	“Masks” means the masks and reticle sets used in the production of Products for Customer.

1.9.	“NRE” means any non-recurring engineering work performed by or for GLOBALFOUNDRIES in connection with the manufacture of Products or Masks, including but not limited to reticle frame generation, test program development, fabrication of reticle set and prototype wafers, multi-purpose wafers, and fabrication of and all work using probe card wafers, probe cards and load board.

1.10.	“Order Acceptance” means the document issued by GLOBALFOUNDRIES after receipt of Customer’s purchase order wherein GLOBALFOUNDRIES accepts the purchase order based on terms specified in such Order Acceptance which may include, but not be limited to, indication of applicable part numbers, quantity, price and Original Scheduled Date of the Products to be provided.

1.11.	“Original Scheduled Date” means the date the Products will be available for delivery as prescribed in GLOBALFOUNDRIES’ Order Acceptance.

1.12.	“Process” means the manufacturing process technologies specific to any Product used by GLOBALFOUNDRIES to manufacture such Product.

1.13.	“Product(s)” means unsorted wafers manufactured by GLOBALFOUNDRIES for sale to Customer in accordance with the terms of this Agreement.

1.14.	“Service Price List” means GLOBALFOUNDRIES’ prevailing charges for services such as storage of wafers and Masks, lot expedites, purchase order cancellations and substrate management, a copy of which shall be provided to Customer at Customer’s request.

1.15.	“Specifications” means mutually agreed to functional performance characteristics, including quality and reliability requirements, for a Product as set forth in Appendix A.

1.16.	“Tape-Out” means the event when Customer submits a design database and supporting documentation to GLOBALFOUNDRIES to serve as a basis for Mask creation and subsequent Product manufacturing.

1.17.	“Turn Key Services” means post-wafer production services provided by GLOBALFOUNDRIES, including but not limited to bump and sort, as mutually agreed to by the Parties.

2.	PRE-PRODUCTION PROCEDURES

2.1.	General. This Agreement governs the supply of Products by GLOBALFOUNDRIES or its Affiliates to Customer. Subject to GLOBALFOUNDRIES’ approval, Customer’s Affiliates may also order Products under this Agreement, in which event references to “Customer” herein shall also include Customer’s Affiliate(s). All purchase orders placed by Customer or its Affiliates shall be deemed to incorporate the terms and conditions of this Agreement.

2.2.	Quoting. For Products not identified under Appendix B (Product Pricing), GLOBALFOUNDRIES will provide Customer with one or more quotations for Products (“Quote(s)”) which will include, among other terms, the prices for Products.

2.3.

Purchase Orders. Unless otherwise mutually agreed upon in writing by the Parties, Customer may place purchase orders for Products consistent with this Agreement and its Appendices; provided that (a) the Joint Development Agreement has not been terminated for Customer’s material breach in accordance with its terms, (b) the purchase order is placed within the applicable lead time [*], (c) the purchase order quantities do not exceed [*] wafers per month (unless otherwise specifically

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.	2

agreed to in writing by GLOBALFOUNDRIES, and (d) the purchase quantity is in line with the last binding customer forecast (Section 3.1.1). Pursuant to Section 3.3 herein, GLOBALFOUNDRIES will issue an Order Acceptance for Products that it will supply, subject to the terms and conditions of this Agreement and such Order Acceptance.

2.4.	NRE. Following the Parties’ agreement with respect to NRE, NRE charges shall be invoiced by GLOBALFOUNDRIES and paid by Customer pursuant to Section 6. Notwithstanding, NRE known to the Parties as of the Effective Date is set forth in Appendix C. In the event that NRE efforts are cancelled at Customer’s request, unless otherwise mutually agreed in writing, Customer will remain responsible for the originally agreed NRE charges. NRE charges will be invoiced and all undisputed amounts will be due immediately upon cancellation.

2.5.	Masks. Unless otherwise agreed (including as set forth in the JDA), GLOBALFOUNDRIES shall commission the manufacture of Customer’s Masks with a qualified Masks manufacturer. GLOBALFOUNDRIES will invoice Customer for Masks as an NRE charge. Customer shall furnish GLOBALFOUNDRIES with all information and technical support necessary for the manufacture of the Masks. Masks shall at all times be the property of Customer. Customer agrees to bear all risk of damage to the Masks except where such damage was caused by GLOBALFOUNDRIES’ negligent or intentional acts. If Customer’s Masks stored on GLOBALFOUNDRIES’ premises are not used for a period of more than a year, GLOBALFOUNDRIES will give Customer no less than twenty-one (21) days’ prior written notice for Customer to collect such Masks. If Customer fails to collect such Masks, GLOBALFOUNDRIES will be entitled to scrap, dispose or destroy such Masks in the manner GLOBALFOUNDRIES in its discretion deems fit, taking into consideration the protection of Customer’s design intellectual property, and GLOBALFOUNDRIES will have no further obligations whatsoever to the Customer with respect to such Masks. In the alternative, GLOBALFOUNDRIES in its sole discretion may agree, if requested by Customer, to store such Masks, and in such event, Customer will pay GLOBALFOUNDRIES a storage fee as detailed in the Service Price List.

2.6.	Operating Procedures. Except as otherwise agreed in writing by the Parties, GLOBALFOUNDRIES will manufacture Products pursuant to its standard operating procedures as amended from time to time in its sole discretion. GLOBALFOUNDRIES’ relevant operating procedures will be made available to Customer through its proprietary FoundryView portal or such other electronic portal which GLOBALFOUNDRIES uses for customer communication purposes.

2.7.	Product Specific Terms. Any mutually agreed upon Product specific terms not otherwise set forth herein will be set forth in Appendix A.

2.8.	Unique materials. If Customer’s Products require unique materials in order to be manufactured, GLOBALFOUNDRIES will obtain such materials from qualified suppliers in the quantities needed to support Customer’s Product forecasts. If Customer’s Product forecasts decrease and GLOBALFOUNDRIES cannot use, or return the unique materials (the “Excess Materials”), Customer will work with GLOBALFOUNDRIES to dispose of the Excess Materials. If GLOBALFOUNDRIES cannot dispose of any Excess Materials in a reasonable time, Customer will pay GLOBALFOUNDRIES for such Excess Materials at the price GLOBALFOUNDRIES paid for them including any associated management fee as detailed in the Service Price List.

2.9.	Qualification. GLOBALFOUNDRIES will qualify each Process to be used in the manufacture of any Products while Customer will be responsible for qualification of each Product. During the qualification of the Product, Customer will reasonably inform GLOBALFOUNDRIES of the status of qualification. The qualification of each Process and Product will be in accordance with GLOBALFOUNDRIES’ prevailing Readiness to Ramp (“RTR”) and Release To Production (“RTP”) procedures (collectively the “RTR/ RTP Specification”). Customer agrees that Products that have not been qualified pursuant to the RTR/RTP Specification are unwarranted and provided on an “AS IS” basis only.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.	3

3.	ORDERING PROCEDURES

3.1.	Product and Turn Key Services Forecasting.

3.1.1.	On a monthly basis, Customer will provide GLOBALFOUNDRIES with a rolling [*]-month forecast of Customer’s monthly volume requirements for Products and for Turn Key Services, if applicable. The first [*] months of such forecast will (a) specify Product capacity requirements and (b) constitute a binding volume commitment on Customer’s part, pursuant to which Customer will issue one or more purchase orders for the relevant quantities of Products specified for such [*] months of the forecast, provided that (c) the quantities shall not exceed the volume set forth in Section 2.3. Unless otherwise agreed, Customer may not (i) revise any remaining portion of the binding period in a subsequent forecast cycle, or (ii) submit purchase orders in quantities smaller than the binding volume commitment. Purchase orders issued in quantities smaller than the binding volume commitment shall be considered a breach of forecast commitment and GLOBALFOUNDRIES shall not be obligated to accept such purchase orders. The next [*] months of such forecast is non-binding and will specify Product capacity requirements. The next [*] months of such forecast will specify the Process to be used.

3.1.2.	(a) On a quarterly basis, Customer will provide GLOBALFOUNDRIES with a rolling [*]-month forecast, (b) on a semi-annual basis, Customer will provide GLOBALFOUNDRIES with an [*]-month forecast, and (c) on an annual basis, Customer will provide GLOBALFOUNDRIES with a [*]-month forecast of Customer’s quarterly volume projections for the Products.

3.2.	Tape Out Forecasting. On a quarterly basis, Customer will provide GLOBALFOUNDRIES with a rolling [*]-month forecast of Customer’s requirements for Tape-Outs.

3.3.	Ordering Procedures. After receipt of Customer’s purchase orders, GLOBALFOUNDRIES will acknowledge receipt of such purchase order, and then, within a reasonable period of time (targeting [*] Business Days or less), issue an Order Acceptance to Customer. GLOBALFOUNDRIES shall be obliged to supply Products to Customer only upon its issuance of an Order Acceptance and subject to any conditions specified in the Order Acceptance and this Agreement; provided any changes to the purchase order proposed in the Order Acceptance are subject to Customer’s acceptance or rejection which shall be promptly given. GLOBALFOUNDRIES will issue an Order Acceptance for all purchase orders that are consistent with the binding portion of Customer’s forecast pursuant to 3.1.1. Customer shall be excused from any order failures caused by erroneous delivery dates or erroneous quantities specified by GLOBALFOUNDRIES in an Order Acceptance.

3.4.	Minimum Orders. Unless otherwise specified in GLOBALFOUNDRIES’ Quote, the minimum order quantity for wafers of prototype Products is [*] wafers and the minimum order quantity for wafers of production Products is [*] wafers.

3.5.	End of Life. In the event GLOBALFOUNDRIES determines that it will discontinue the availability of a Product, it will provide Customer with an end of life notice “EOL Notice” as follows:

3.5.1.

When Customer has been ordering wafer Products pursuant to and consistent with, or better than, the binding volume commitment under Section 3.1.1 herein, GLOBALFOUNDRIES will provide Customer with at least [*] months prior written EOL Notice. Following receipt of said EOL Notice, Customer will be provided the opportunity to place purchase

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.	4

orders for Products to be delivered within [*] months from the original EOL Notice date. Purchase orders placed after receipt of the EOL Notice will be non-cancellable by Customer.

3.5.2.	When Customer has not ordered wafer Products pursuant to, and consistent with, the binding volume commitment under Section 3.1.1 herein for a period of [*] months or longer, GLOBALFOUNDRIES will provide Customer with at least [*] months prior written EOL Notice. Following receipt of said EOL Notice, Customer will be provided the opportunity to place purchase orders for Products to be delivered within a time period to be specified in the EOL Notice. Purchase orders placed after receipt of the EOL Notice will be non-cancellable by Customer.

4.	PRODUCTION AND DELIVERY PROCEDURES

4.1.	Manufacturing. GLOBALFOUNDRIES will manufacture the Products to conform to the Acceptance Criteria. If changes to the Acceptance Criteria are made other than to correct any defects in the manufacture of a Product, the Parties will in good faith re-negotiate any existing terms and conditions of the purchase (including delivery commitments) which require amending due to such changes.

4.2.	Changes. Processes and materials will not be changed except in accordance with GLOBALFOUNDRIES’ then prevailing Change Request Procedures. Any requests by Customer for changes to a qualified Process for a Product, or lot of Products, will be evaluated by GLOBALFOUNDRIES in accordance with its then prevailing Process Request Form Procedure.

4.3.	Expedited Lots. Customer may request Products to be processed at an accelerated cycle time, which will be accepted subject to GLOBALFOUNDRIES’ commercially reasonable efforts. Should GLOBALFOUNDRIES perform such accelerated services, Customer shall pay GLOBALFOUNDRIES the price premiums for such expedited lots as detailed in the Service Price List.

4.4.	Rescheduling. Prior to GLOBALFOUNDRIES’ commencement of manufacture of a Product, Customer may request up to [*] times for GLOBALFOUNDRIES’ to reschedule the delivery of that Product to a date later than the Original Scheduled Date issued in the Order Acceptance (“Rescheduled Date”), provided that the Rescheduled Date for [*] of the ordered quantities does not extend beyond [*]. The Rescheduled Date for the balance of up to [*] of the ordered quantities may extend [*].

4.5.	Suspension of Processing. In the event GLOBALFOUNDRIES suspends processing of partially processed wafers at Customer’s behest, Customer will pay inventory holding costs as set forth in the Service Price List. Notwithstanding, GLOBALFOUNDRIES reserves the right to delay said suspension of related fabrication at the conclusion of the manufacturing step in process, and wafers may be held at the next available safe hold stage.

4.6.	Cancellation. Customer may cancel the whole or a part of its purchase order with not less than [*] Business Days written notice to GLOBALFOUNDRIES, subject to payment of a cancellation charge as detailed in the Service Price List (“Cancellation Fee”). The Cancellation Fee will also include any applicable sales, use, excise or other similar taxes levied on or otherwise payable in connection with the Cancellation Fee. Unless otherwise instructed by Customer, GLOBALFOUNDRIES may dispose of or destroy cancelled wafers in any manner that GLOBALFOUNDRIES deems fit and at Customer’s expense.

4.7.	Delivery. GLOBALFOUNDRIES will deliver the quantity of Products stipulated in the applicable Order Acceptance, subject to the variance identified below. Delivery of an aggregate quantity of Products within plus or minus [*], of the quantity stipulated in an Order Acceptance will constitute compliance; provided however, the amount Customer will be invoiced will be based on the actual number of Products delivered.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.	5

4.8.	Shipping. Unless otherwise agreed by the Parties and stated in GLOBALFOUNDRIES’ Order Acceptance, all deliveries will be made EXW (GLOBALFOUNDRIES’ facilities) (INCOTERMS 2010). Title and risk will pass to Customer upon delivery to the delivery point at GLOBALFOUNDRIES’ shipping facility. GLOBALFOUNDRIES will use commercially reasonable efforts to make Products available for collection on the Original Scheduled Date. However, delivery of Products [*] Business Days before or [*] Business Days after the Original Scheduled Date will constitute compliance with the Order Acceptance and Customer agrees to accept such delivery. GLOBALFOUNDRIES will provide Customer with as much advance notice as possible of late deliveries, and will use commercially reasonable efforts, at its cost, to expedite such late deliveries. Customer will visually inspect all Product shipments promptly upon receipt.

4.9.	Packaging. Unless otherwise agreed by the Parties and stated in the Order Acceptance, all Products will be delivered in GLOBALFOUNDRIES’ standard packaging based on semiconductor industry standards with labels identifying the specific Product and lot number and will be accompanied by a packing list and other agreed upon processing documentation.

5.	.WARRANTY/ RETURNS

5.1.	Warranty. Subject to the limitations set forth in this Agreement, GLOBALFOUNDRIES warrants that the Products will conform to the Specifications and be free from any defects in material and workmanship during the Warranty Period. Customer is solely responsible for any failures or non-conforming Products caused by Customer’s design or any Customer Information (as that term is defined in Section 8.3 below), provided that Customer has required the specific implementation of such Customer Information. GLOBALFOUNDRIES does not warrant samples, prototypes or other Products that have not yet completed qualification.

5.2.	Return Procedures. If Customer believes a Product does not comply with the warranty set forth in Section 5.1 above, Customer should notify its customer service representative to initiate a Return Materials Authorization (“RMA”). As part of the RMA process, Customer shall notify GLOBALFOUNDRIES in writing of the quantity and type of Product it would like to return and the reason and underlying data that supports the return. At GLOBALFOUNDRIES’ request Customer will return the Products (or a sample amount as requested by GLOBALFOUNDRIES) freight prepaid to a location designated by GLOBALFOUNDRIES. GLOBALFOUNDRIES will assess the returned Products to verify warranty coverage. If GLOBALFOUNDRIES verifies that such Products contain defects which are not due to any event caused by Customer or any third party not authorized by GLOBALFOUNDRIES, including but not limited to accident, misuse, neglect, improper installation, handling or packing, repair or alteration, or by improper testing or usage contrary to any reasonable instructions provided by GLOBALFOUNDRIES to Customer prior to receipt of shipment, GLOBALFOUNDRIES will notify Customer that it authorizes such return and, at GLOBALFOUNDRIES’ election, will replace the returned Products as soon as reasonably practicable, freight prepaid by GLOBALFOUNDRIES, or issue Customer one or more credit note(s) for an amount or amounts representing the purchase price of the returned Products. All Products validated for return by GLOBALFOUNDRIES shall be returned to GLOBALFOUNDRIES by Customer (to the extent not already done so) or destroyed (as evidenced by a scrap certificate to be provided by Customer) as directed by GLOBALFOUNDRIES.

5.3.	Warranty Period. If any Product does not comply with the warranty set forth in Section 5.1 above, Customer must request an RMA pursuant to Section 5.2 no later than [*] from the date of delivery of the Products, except that any request for an RMA due to [*], must be made no later than [*] from the date of delivery of the Product (the “Warranty Period”). GLOBALFOUNDRIES will have no liability and will not be obliged to accept the return of any Products after the expiration of the Warranty Period.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.	6

5.4.	Warranty Disclaimer. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, GLOBALFOUNDRIES EXPRESSLY DISCLAIMS ALL WARRANTIES AND CONDITIONS OF ANY KIND REGARDING ANY PRODUCTS OR SERVICES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND/OR ARISING FROM COURSE OF DEALING OR USAGE IN TRADE. THIS SECTION 5 STATES GLOBALFOUNDRIES’ ENTIRE LIABILITY, AND CUSTOMER’S ENTIRE REMEDY (OTHER THAN TERMINATION) WITH RESPECT TO BREACH OF WARRANTY OR NON-CONFORMITY OF THE PRODUCTS.

6.	PRICING AND PAYMENT TERMS

6.1.	Pricing. All Product pricing shall be in accordance with Appendix B. During the Exclusivity Period only, pricing will be consistent with, or better than, GLOBALFOUNDRIES’ other customers who order substantially similar products as Customer. Subject to Section 6.3, GLOBALFOUNDRIES will invoice and Customer will pay: (i) the prices for the Products as set forth in the Order Acceptance and any NRE and other charges; and (ii) the cost of any freight, insurance, handling and other duties levied on the shipment and all goods and services taxes, value added taxes and any other sales, use, excise or other similar taxes levied on the purchase of Products. Notwithstanding Section 4.8 above, Customer shall be responsible for any export related costs. Each shipment is considered a separate and independent transaction. GLOBALFOUNDRIES may provide a separate invoice for each Product shipment by GLOBALFOUNDRIES.

6.2.	Payment Terms. Customer will pay all invoices in United States dollars within [*] days from the date of an invoice. Any late payment will be subject to interest charges payable by Customer of [*] or the maximum rate allowable by law, whichever is less, on any unpaid and undisputed balance calculated from the due date of payment up to and including the date of actual payment. In its discretion, GLOBALFOUNDRIES may establish, modify or revoke credit terms for Customer or any of its Affiliates pursuant to GLOBALFOUNDRIES’ prevailing credit practices. In the event of any dispute over the amount invoiced, Customer will first make timely payment of any undisputed portion pending resolution between the Parties of the disputed amount.

6.3.	Pricing Adjustments. If Customer requests or requires any change(s) to the Process, Acceptance Criteria, test or Masks, or any engineering redesign(s) with respect to any Product, GLOBALFOUNDRIES may reasonably adjust the pricing for such Products, notwithstanding any previously quoted prices.

7.	TERM AND TERMINATION

7.1.	Term. This Agreement will commence on the Effective Date and will continue for a period of three (3) years (“Initial Term”). The Agreement will automatically renew for successive one (1) year periods (“Renewal Term”) unless either Party gives written notice of non-renewal at least ninety (90) days prior to the end of the Initial Term or any Renewal Term.

7.2.	Early Termination. This Agreement may also be earlier terminated as follows:

7.2.1.	By written agreement of the Parties;

7.2.2.	Immediately upon written notice by GLOBALFOUNDRIES if Customer fails to pay any undisputed sum which has been outstanding for sixty (60) or more days from date of invoice;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.	7

7.2.3.	By either Party if the other Party is purchased by a third party or otherwise experiences a change of control of more than fifty percent of its outstanding stock, except in connection with an authorized assignment or transfer as provided in Section 10.6, with such termination effective immediately.

7.2.4.	By either Party upon written notice if the other Party has committed a material breach of this Agreement, and the breaching Party has not remedied the breach within sixty (60) days of the written notice; or

7.2.5.	By either Party, if the other Party becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition or general assignment for the benefit of creditors; provided that if such condition is assumed involuntarily it has not been dismissed with prejudice within ninety (90) days after it begins.

7.3.	Effect of Termination. Termination will be without prejudice to the obligations or rights of either Party which have accrued prior to such termination. Notwithstanding the foregoing or the provisions listed in Section 7.4, GLOBALFOUNDRIES may at its option deliver Products as set forth in any Order Acceptance it has issued prior to the termination, and Customer shall remain obligated to pay for Products, pursuant to the terms and conditions of this Agreement.

7.4.	Surviving Provisions. The following provisions shall survive any termination of this Agreement: 2.4 (NRE), 2.5 (Masks), 2.8 (Unique Materials); , 5 (Warranty/Returns); 6.1 (Pricing); 6.2 (Payment Terms); 7.3 (Effect of Termination), 8 (Restrictions) Indemnification and Limitation of Liability), 9 (Confidentiality), and 10 (General Provisions).

8.	RESTRICTIONS, INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1.	High Risk Activities. The Products are not fault-tolerant and are not designed, manufactured or intended for use as a Critical Component in (a) any medical, life saving or life support device or system (defined below), (b) any nuclear facilities, (c) any air traffic control device, application or system, (d) any weapons device, application or system, to specifically include any nuclear weapons, or (e) any other device, application or system where it is reasonably foreseeable that failure of the Product(s) as used in such device, application or system would lead to death, bodily injury or catastrophic property damage (“High Risk Activities”). “Medical, life saving or life support devices or systems” are those which are intended for surgical implant into the human body, or to support or sustain life, and whose malfunction or failure to perform may result in significant injury or death to the user. A Critical Component is one whose malfunction or failure to perform may cause the failure of a device or system, or may affect the effectiveness of such device or system. Accordingly, GLOBALFOUNDRIES specifically disclaims any express or implied warranty of any kind for Products when installed or embedded into Customer’s products and used in High Risk Activities. Customer agrees that GLOBALFOUNDRIES will not be liable for any claims or damages arising from the use of the Products in such High Risk Activities beyond the claims or damages for which GLOBALFOUNDRIES is liable pursuant to the terms of this Agreement prior to being installed or embedded into Customer’s products for such High Risk Activities. Notwithstanding the foregoing, Customer shall remain responsible for its obligations under Section 10.4, and in no event shall any warranty apply to any Products used in war or combat.

8.2.

High Risk Use by Third Parties. In the event Customer sells to any third party (a “Sub-Buyer”) any Products, whether in the form in which they were purchased by Customer or GLOBALFOUNDRIES or incorporated as a Critical Component into any device, system or application or in any other form, Customer hereby undertakes that such sale to the Sub-Buyer will be on terms that the use of the Products will be subject to the limitations set out in Section 8.1 and that the Products are not warranted for any of the uses referred to in Section 8.1. Customer will indemnify, hold harmless and defend GLOBALFOUNDRIES, its officers, directors, employees

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.	8

and subcontractors from and against any claim, suit, demand or action (including all losses, liabilities, damages, settlements and attorneys’ fees and expenses) which arises out of, involves or relates to Customer’s failure to comply with this Section.

8.3.	Customer Indemnification. Customer will defend GLOBALFOUNDRIES, its affiliates, subsidiaries, employees, directors, agents, successors, and assigns against any Infringement Claims arising from or in connection with Customer’s design of any portion of the Product or any proprietary specifications, requirements or instructions required by Customer, but excluding any GLOBALFOUNDRIES Background IP or GLOBALFOUNDRIES IP (as those terms are defined under the JDA) (“Customer Information”), where such Infringement Claim would not have occurred but for such Customer Information, and will indemnify and hold GLOBALFOUNDRIES harmless from and against any damages, costs, judgment(s), litigation expenses (including attorneys’ fees) and settlement(s) arising therefrom. Customer’s indemnification obligations herein are subject to (i) GLOBALFOUNDRIES providing Customer with prompt notification and tender of the Infringement Claim and (ii) Customer having sole control of the defense and all related settlement negotiations for the Infringement Claim, except that Customer may not enter into any final settlement that would require any admission of liability or payment by GLOBALFOUNDRIES without GLOBALFOUNDRIES’ prior written approval. GLOBALFOUNDRIES shall provide reasonable cooperation, assistance and information with respect to the Infringement Claim.

8.4.

GLOBALFOUNDRIES Indemnification. GLOBALFOUNDRIES will defend Customer, its affiliates, subsidiaries, employees, directors, agents, successors, and assigns against any Infringement Claims arising from or in connection with the Process, including any proprietary specifications, requirements or instructions imposed by GLOBALFOUNDRIES but excluding any Everspin Background IP or Everspin IP (as those terms are defined in the JDA) (“GLOBALFOUNDRIES Information”), and will indemnify and hold Customer harmless from and against any damages, costs, judgment(s), litigation expense(s) (including attorneys’ fees) and settlement(s) arising therefrom. GLOBALFOUNDRIES’ indemnification obligations herein are subject to (i) Customer providing GLOBALFOUNDRIES with prompt notification and tender of the Infringement Claim and (ii) GLOBALFOUNDRIES having sole control of the defense and all related settlement negotiations for the Infringement Claim, except that GLOBALFOUNDRIES may not enter into any final settlement that would require any admission of liability or payment by Customer without Customer’s prior written approval. Customer shall provide reasonable cooperation, assistance and information with respect to the Infringement Claim. Notwithstanding the foregoing, GLOBALFOUNDRIES will have no obligation or liability for any Infringement Claims based upon: a) GLOBALFOUNDRIES’ compliance with or use of any Customer Information, including without limitation any modifications to GLOBALFOUNDRIES Information provided or specified by Customer, where such Infringement Claim would not have occurred but for such Customer Information; or, b) any modification of the Product by anyone other than GLOBALFOUNDRIES, where such Infringement Claim would not have occurred but for such modification; or c) the operation, sale or use of the Product in combination with any device, component, program, data, material, apparatus, method or process that GLOBALFOUNDRIES did not supply or use, where such Infringement Claim would not have occurred but for such combination, provided that this exception to GLOBALFOUNDRIES’ indemnification obligations shall not apply if the basis of the Infringement Claim is GLOBALFOUNDRIES Information. To the extent that a court of competent jurisdiction issues a final order that enjoins the manufacture, use or sale of the Product due to an infringement by GLOBALFOUNDRIES Information, GLOBALFOUNDRIES shall exercise either of the following in its discretion: (i) procure for Customer the right to continue to use the Product

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.	9

without liability for infringement based on GLOBALFOUNDRIES Information; or (ii) replace the Product with a substitute Product that does not infringe based on GLOBALFOUNDRIES Information. If GLOBALFOUNDRIES determines that neither (i) nor (ii) are commercially reasonable, Customer may return enjoined Products for a credit or refund for the amounts previously paid to GLOBALFOUNDRIES for such returned Products, and Customer shall have no exclusive sourcing or binding forecast obligations with respect to such Products. Subject to GLOBALFOUNDRIES’ compliance with its obligations in this Section 8.4, this Section 8.4 states GLOBALFOUNDRIES’ entire obligation to Customer and Customer’s entire remedy regarding any third party claim of intellectual property infringement or misappropriation.

8.5.	Limitation of Liability. TO THE EXTENT THAT EITHER PARTY MAY BE HELD LEGALLY LIABLE BY A COURT OF COMPETENT JURISDICTION UNDER CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE ARISING OUT OF THE PERFORMANCE OR BREACH OF ITS OBLIGATIONS IN THIS AGREEMENT, EXCEPT FOR EACH PARTY’S CONFIDENTIALITY OR INDEMNITY OBLIGATIONS HEREUNDER OR FOR DAMAGES FOR BODILY INJURY OR PROPERTY DAMAGE, SUCH PARTY’S MAXIMUM AGGREGATE LIABILITY FOR ALL CLAIMS OF ANY KIND WILL NOT EXCEED THE TOTAL PURCHASE PRICE RECEIVED BY GLOBALFOUNDRIES FROM CUSTOMER IN THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE DATE OF THE FIRST CLAIM FROM CUSTOMER FOR THE SPECIFIC PRODUCT(S) (BASED ON THE RELEVANT PRODUCT NUMBER) THAT CAUSED THE DAMAGES, UP TO A CAP OF [*]. CUSTOMER AND GLOBALFOUNDRIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION HEREIN.

8.6.	Limitations on Damages. THE REMEDIES PROVIDED HEREIN ARE EACH PARTY’S SOLE AND EXCLUSIVE REMEDIES. EXCEPT AS OTHERWISE MAY BE EXPRESSLY PROVIDED HEREIN AND EXCEPT FOR EACH PARTY’S CONFIDENTIALITY OR INDEMNITY OBLIGATIONS HEREUNDER OR FOR DAMAGES FOR BODILY INJURY OR PROPERTY DAMAGE, NEITHER PARTY IS LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES (INCLUDING BUT NOT LIMITED TO ANY INCREASED MANUFACTURING OR REWORK COSTS, DAMAGES RELATING TO PROCUREMENT OF SUBSTITUTE PRODUCT (i.e. “COST OF COVER”), LOSS OF PROFITS, REVENUES OR GOODWILL), WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY, AND WHETHER OR NOT GLOBALFOUNDRIES HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

9.	CONFIDENTIALITY

9.1.	General. The exchange of any confidential information between the Parties shall be subject to the terms of the Non-Disclosure Agreement number NDA2013-0014 executed between the Parties on 5-Jan-2013, as may be amended (“NDA”). Notwithstanding, Customer shall not, under any circumstance, disclose any GLOBALFOUNDRIES’ manufacturing Process information to any third party, including, but not limited to contractors and subcontractors without the prior written consent of GLOBALFOUNDRIES. Without limiting the foregoing, neither Party shall make any public announcement, press release or other public statement regarding the terms and conditions of this Agreement, without the prior written consent of the other Party. With respect to GLOBALFOUNDRIES, such consent must be provided by GLOBALFOUNDRIES’ Communications Department, and may be provided via electronic mail.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.	10

10.	GENERAL PROVISIONS

10.1.	Force Majeure. Neither Party will be liable for any failure to perform any actions, other than payment obligations, due to unforeseen circumstances or causes beyond the Party’s reasonable control, including, without limitation, acts of God, flood, earthquake, fire, explosion, interruption or defect in the supply of electricity or water, acts of government, war, civil commotion, terrorism, insurrection, embargo, riots, lockouts, inability to obtain raw materials, or labor disputes (“Force Majeure”). Upon the occurrence of a Force Majeure event, the Party’s obligation to perform will be extended for a period equal to the duration of the delay caused thereby. If a Force Majeure event continues for more than ninety (90) consecutive days, the other Party may terminate this Agreement immediately upon written notice.

10.2.	No License. GLOBALFOUNDRIES reserves all right, title and interest in and to the intellectual property utilized to manufacture the Products and nothing herein grants or conveys to Customer any right or license under any trademark, copyright, patent, or other intellectual property of GLOBALFOUNDRIES, by implication, estoppel or otherwise.

10.3.	Severability. If any provision or part of this Agreement is rendered void, illegal or unenforceable in any respect under any enactment or rule of law, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

10.4.	Legal Compliance. Each Party shall, in the performance of this Agreement, comply with all laws, rules and regulations issued by governmental authorities applicable to such Party. Without limiting the foregoing, Customer shall adhere to all applicable export laws, including but not limited to the U.S. Export Administration Regulations (“EAR”) and the European Export Regulation (EG) Nr.428/2009. Pursuant to the EAR, certain controlled technology may be exported under an EAR license exception referred to as “TSR,” if the exporter obtains a written assurance. See 15 CFR 740.6. In accordance with the TSR requirements, for technology that is exported to Customer pursuant to the TSR license exception, Customer hereby certifies that, except pursuant to a license granted by the U.S. Department of Commerce Bureau of Industry and Security or as otherwise permitted pursuant to a License Exception under the EAR, Customer will not: (1) export, re-export or release to a national of a country in Country Groups D:1 or E any restricted technology, software, or source code it receives from GLOBALFOUNDRIES, or (2) export to Country Groups D:1 or E the direct product of such technology or software, if such foreign produced direct product is subject to national security controls as identified on the Commerce Control List (Supplement 1 to Part 774 of the EAR).

10.5.	Notices. All notices, demands or other communications required or permitted to be given or made in connection with this Agreement will be in writing and will be sent via facsimile (with confirmation of receipt), or by registered or certified mail, return receipt requested, or by an internationally recognized overnight courier service and addressed to the other Party at its address as set forth below or any other address of which the other Party may provide. Any notice shall be deemed to have been duly given and received by the Party to whom it is addressed (i) if sent by facsimile when sent, provided confirmation is received, (ii) if sent by registered or certified mail, three (3) Business Days after deposit in the mail postage prepaid, or (iii) if by overnight courier service, the next Business Day.

GLOBALFOUNDRIES Singapore Pte. Ltd	with copy to: GLOBALFOUNDRIES U.S. Inc.
60 Woodlands Industrial Park D	2600 Great America Way.
Street 2	Santa Clara, CA 95054 U.S.A.
Singapore 738406	Attention: (1) General Counsel
Facsimile no: (65) 6360 4917	(2) Strategic Agreements, US
Attention: Business Alliances

CUSTOMER:

Everspin Technologies, Inc.	With a copy to: Cooley LLP
1347 N. Alma School Rd, Suite 220	Matt Hemington
Chandler, Arizona 85224	101 California, 5th Floor
Email: phill.lopresti@everspin.com	San Francisco, 94111-5800
Facsimile: (480) 347-1175	Email: HemingtonMB@cooley.com

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.	11

10.6.	Assignment. Neither Party may assign or transfer the rights and/or obligations under the Projects without the express written consent of the other; provided, however, either Party may, without such consent, assign and transfer its rights and obligations under this Agreement to a third party (i) in connection with the transfer or sale of all or substantially all of its MRAM business to such third party or (ii) in the event of a merger or consolidation with, or acquisition by such third party; further, provided, that the third party in (i) and (ii) agrees, in writing, to be bound by the terms and conditions of the Agreement and acknowledges its obligations, in writing, to comply with the terms and conditions of this Agreement. Any attempted assignment or delegation in contravention of the above provision shall be void and ineffective.

10.7.	Governing law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of New York, except that the application of the United Nations Convention on Contracts for the International Sale of Goods is expressly excluded. The Parties agree that all actions or proceedings arising in connection with this Agreement shall be brought and litigated exclusively in the United States District Court for the Southern District of New York, or if there is no jurisdiction in such court, then in a state court located in New York County, New York. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL AND AGREES THAT ANY DISPUTES BETWEEN THE PARTIES WILL BE TRIED BY A JUDGE WITHOUT A JURY.

10.8.	Entire Agreement. This Agreement, including the NDA and any Appendices, (i) embodies the entire understanding between the Parties and supersedes all previous verbal or written agreements and undertakings with respect to the subject matter of this Agreement; and (ii) supersedes any conflicting, additional terms contained on Customer’s purchase order and other documents issued by Customer. This Agreement may only be amended by a writing signed by the authorized representatives of both Parties.

10.9.	Agreement Execution. This Agreement may be executed in multiple counterparts, each of which shall constitute a signed original. Once signed, any reproduction of this Agreement made by reliable means (e.g., electronic image, facsimile or photocopy) shall be deemed an original.

ACCEPTED AND AGREED:

GLOBALFOUNDRIES Singapore Pte. Ltd.	Customer:

/s/ Phill LoPresti
Signature:	Signature:

Phill LoPresti
Printed Name:	Printed Name:

President & Chief Executive Officer
Title:	Title:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.	12

APPENDIX A

1) Specifications

2) Additional Product Specific Terms:

To be mutually agreed upon by the Parties

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.	13

APPENDIX B

Product Pricing

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.	14

APPENDIX C

Non-Recurring Engineering (NRE)

For the 40nm Discrete (in-plane) STT-RAM activities, the NRE is covered in SOW1 to the JDA

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.	15